Exhibit 99.1

Contact: Barrier Therapeutics, Inc. Anne M. VanLent EVP & CFO (609) 945-1202

Lazar Partners Ltd.

Gregory Gin, Investor Relations

(212) 867-1762

Barrier Therapeutics Announces Positive Phase 2 Data with

Oral Rambazole in Moderate to Severe Psoriasis

Therapeutic Dose Established for Further Development

Drug Exhibits Favorable Side Effect Profile

PRINCETON, N.J., July 12, 2007 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company that develops and markets dermatology products, today announced positive results from its completed Phase 2 dose-finding study of Oral Rambazole in moderate to severe psoriasis. The Company has selected the 2 mg dose for further development based on a statistically significant positive dose response trend for the PASI 75 assessment. A PASI 75 assessment indicates an improvement of at least 75 percent in psoriasis as measured by the Psoriasis Area Severity Index. In addition, the drug was very well-tolerated at all doses studied and no clinically significant trends were noted in the safety variables that were monitored.

“This study provides clear direction for Rambazole’s future development. The data generated from this study suggest that Oral Rambazole has meaningful efficacy, and appears to be differentiated from other agents in terms of its observed positive safety profile and its duration of action,” commented Braham Shroot, Ph.D., Chief Scientific Officer of Barrier Therapeutics. “These results further underscore our belief that Oral Rambazole has the potential to be an important, safe and effective alternative in the treatment of moderate to severe psoriasis.”

The Company’s primary objective for this European study was to evaluate the dose-ranging response in safety and efficacy of Oral Rambazole for the treatment of moderate to severe psoriasis in order to select a dose for further clinical development. The trial enrolled 176 patients with plaque psoriasis and PASI scores greater than or equal to 10 who were randomized into one of four treatment groups, receiving Rambazole at doses of 0.5 mg, 1 mg or 2 mg or placebo once daily for a period of 12 weeks. Safety and efficacy assessments were conducted on weeks 2, 4, 8, 12, 16 and at week 20 which was eight weeks after the end of treatment.

The proportion of patients achieving clinical success as measured by PASI 75 was evaluated for a dose response trend. A significant dose response trend, as evidenced by increased responses associated with increasing doses of Rambazole as compared to placebo, was observed at week 20 for PASI 75 (p=0.030). Based on Investigators Global Assessment (IGA), 49% of patients

Barrier Therapeutics Announces Positive Phase 2 Data with Oral Rambazole in Psoriasis	Page 2

receiving 2.0 mg per day of Rambazole were scored “cleared or almost cleared” at week 20 as compared to 20% for patients receiving placebo.

Rambazole was well-tolerated by patients at all concentrations of active ingredient. There were no serious adverse events related to study medication. The majority of reported events considered at least possibly related to study medication were mild to moderate in severity. No clinically significant trends were observed for changes in the cardiac, ophthalmic, audiologic and psychiatric variables or blood chemistry including hormones and lipids which were monitored throughout the study period.

“Rambazole’s sustained therapeutic benefit that was observed post treatment in this study further validates our belief that this molecule is a very valuable asset. As a result, we will immediately initiate the process of finding a co-development and commercialization partner to advance its further clinical development,” commented Geert Cauwenbergh, Ph.D., Chief Executive Officer of Barrier Therapeutics. “In addition, based on data from this study as well as other data we are collecting, we intend to resume discussions with the FDA in order to initiate future clinical studies in the U.S.”

About Psoriasis

Psoriasis is a chronic, immune-mediated disease, which results from inflammation in the skin and overproduction of skin cells that accumulate on the surface causing red, scaly plaques that may itch and bleed. They most often occur on the elbows, knees, other parts of the legs, scalp, lower back, face, palms, and soles of the feet, but they can occur on skin anywhere on the body. There is no “cure” for the disease, which is characterized by outbreaks interspersed by varying periods of remission resulting in markedly negative effect on quality of life. The disease occurs primarily in adults and is estimated to affect approximately 125 million people world wide, including an estimated 2 to 3 percent of the U.S. population.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has wholly-owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s business development and clinical development plans for Oral Rambazole, and the potential safety and efficacy benefits of Oral Rambazole. Forward-looking statements provide Barrier’s current

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expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

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